Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Amy Conti
Vice President, Investor Relations
The BISYS Group, Inc.
(973) 461-5914
The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com
BISYS® Files Q3 2006 Form 10-Q and Provides Investor Update
ROSELAND, N.J. (August 30, 2006) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today filed its Q3 fiscal 2006 Form 10-Q for the period ended March 31, 2006. The Company earned $236.2 million in net income (including a $203.7 million gain on the sale of its Information Services segment) based on revenues of $211.7 million, compared to a net loss of $66.4 million based on $212.4 million of revenue for the same quarter of fiscal year 2005.
The Company earned $30.2 million in pretax operating earnings in Q3 fiscal 2006 compared to $5.1 million for the same quarter of fiscal year 2005, exclusive of discontinued operations. The improved results were primarily driven by fluctuations in litigation and regulatory settlement costs. In Q3 fiscal 2006, BISYS’ legal costs and regulatory settlements netted to an expense offset of $8.1 million due to the receipt of a $9.0 million insurance recovery, while in the same period of the previous year it recorded $19.4 million of litigation and regulatory settlement costs. Q3 2006 also included $2.3 million in restructuring and other related costs associated with the move of our corporate headquarters, and $1.8 million of investigation fees and severance compared to Q3 2005. In addition, Q3 fiscal 2005 revenues were reduced by a $9.7 million disgorgement adjustment that flowed through to the bottom line; it is part of the Company’s proposed settlement offer made to the SEC to resolve an outstanding investigation. FAS123R was adopted for fiscal 2006 reporting and, as a result, $0.7 million of stock option expense was included in Q3 fiscal 2006 results.
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On the segment level, Q3 revenues were higher year-on-year in the Insurance Services segment, though operating earnings were lower due to greater headcount related costs and first year sales commissions. In Investment Services, both revenue and operating earnings were lower, due in large measure to the performance of the Fund Services business.
BISYS reported net income of $271.9 million on revenues of $624.7 million for Q3 YTD fiscal 2006, compared to a net loss of $18.3 million on revenues of $635.3 million for Q3 YTD fiscal 2005. The Company earned $72.2 million in pretax operating earnings for Q3 YTD fiscal 2006 versus $55.9 million for the same period of the prior year, exclusive of discontinued operations. The primary difference between periods related to the insurance recovery received in Q3 fiscal 2006 and legal and regulatory costs. These items totaled ($0.6) million in Q3 YTD 2006, compared to $20.6 million in Q3 YTD 2005. Q3 YTD fiscal 2006 investigation fees, restructuring and other charges, and severance of $8.7 million are up $3.0 million compared to Q3 YTD 2005. As noted earlier, fiscal 2005 revenues were also reduced by a $9.7 million disgorgement adjustment that flowed through to the bottom line. Q3 YTD fiscal 2006 included $2.2 million of stock option expense based on adoption of FAS123R, while the same period of the prior year did not.
Revenue for full year fiscal 2006 is expected to be down approximately 1% year-over-year, with low single-digit growth of the Insurance Segment offset by the low single-digit decline in the Investment Services segment. Margins for the Investment Services and Insurance Services segments are expected to be about 12% and in the mid-20’s, respectively, for full year fiscal 2006. On a GAAP basis, the Company currently expects to earn between $2.41 and $2.43 in earnings per share, due in large part to discontinued operations, which accounts for approximately $1.94 of the earnings per share. Earnings per share for continuing operations is expected to be between $0.47 to $0.49.
“We are pleased to complete the Q3 2006 10Q and provide investors with more current financials”, said Bruce Dalziel, CFO. “We are working hard to complete all the necessary Sarbanes-Oxley work to release the 2006 10K as quickly as possible, and we look forward to a successful 2007”. The Company announced that it is likely that the 10K will be delayed a month or more beyond the required filing date of
September 13, 2006.
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The Company will host a conference call to discuss the first nine months of fiscal 2006 on Wednesday, August 30, 2006. A live Web cast of the call will be made available on the Company’s website via the investor relations tab on www.bisys.com. Additionally, a transcript of the call will be available via the investor relations tab.
About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.
Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS’ business, including, without limitation, the ongoing government investigations and litigations involving The Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS’ periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS’ website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.
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